UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cracker Barrel Old Country Store, Inc.

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Recommend Shareholders Vote WHITE Proxy Card AGAINST Proposals

“We believe there is considerable cause to doubt the intentions of the Dissident” – Glass Lewis

LEBANON, Tenn. — (BUSINESS WIRE) — Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq:CBRL) today announced that Institutional Shareholder Services (“ISS”), Glass, Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”) have unanimously recommended that Cracker Barrel shareholders vote AGAINST the non-binding advisory proposals publicly made by Biglari Capital Corp. and its affiliates (“Biglari Capital”) requesting Cracker Barrel’s Board to (1) immediately pursue all potential extraordinary transactions, including the sale of the Company, and (2) take any action necessary to amend the Tennessee Business Corporation Act to permit Biglari Capital to engage in an extraordinary transaction with the Company. ISS, Glass Lewis and Egan-Jones are leading proxy voting advisory services whose recommendations are considered by major institutional investment firms, mutual funds and other fiduciaries throughout the country.

In recommending shareholders vote AGAINST the non-binding advisory proposals, all three advisory firms voiced their support for Cracker Barrel’s current strategy and agreed that seeking an immediate sale of the Company is not in the best interests of the Company’s shareholders in light of current market conditions and the Company’s sustained strong performance.

Commenting on the endorsement for the current strategy, Sandra B. Cochran, Cracker Barrel’s President and Chief Executive Officer, stated: “We are extremely pleased that ISS, Glass Lewis and Egan-Jones continue to support our current strategy and agree with our recommendation that our shareholders vote AGAINST both of the proposals. We continue to believe that execution of the current operational and strategic plan remains the best means for creating long-term value for all of our shareholders.”

Key excerpts from the ISS report:1

“The board appears to be acting as appropriate stewards of shareholder value and shareholder capital.”

“The board has also been prudent in its use of cash, which is evidenced in measures of return over the period, without being unwilling to return excess capital to shareholders as the opportunities arose.”

“[T]he lack of any known overtures from other potential bidders, coupled with the compelling share price performance under the current board and management team, speaks volumes about the board’s ability to extract shareholder value from its own strategic plan.”

“Support for this proposal (Proposal 1, which called for the Board to immediately pursue all potential extraordinary transactions, including the sale of the Company), therefore, is not warranted given the firm’s relatively strong performance and because the board appears to be exercising prudent stewardship of capital.”

“Shareholder support for this proposal (Proposal 2, which called for the Board to take any action necessary to amend the Tennessee Business Corporation Act to permit Biglari Capital to engage in an extraordinary transaction with the Company) is therefore not warranted since it would create an unreasonably broad mandate to change provisions of state law which are outside of the board’s control.”

Key excerpts from the Glass Lewis report:

“Based on our review of the disclosed materials, we find no meaningful footing for the Dissident’s current solicitation. In the simplest terms, the submitted resolutions are unnecessarily prescriptive, impractical and counterproductive, in each case seeking to preempt the judgement of a board that has consistently maintained — indeed, expanded — support from Cracker Barrel’s independent investor base every year since implementation of the current strategic plan.”

“Perhaps more importantly, we believe there is considerable cause to doubt the intentions of the Dissident, an entity which has continued to submit very fluid arguments, flatly ignore resounding defeats and harshly lament Cracker Barrel’s performance and strategy despite the fact that the Company has generated twice as much value for shareholders as Biglari has been able to generate for its own investors.”

“Given the Company’s unmatched success since September 2011, management’s stated willingness to openly engage with strategic parties and the questionable nature of Biglari’s arguments — in both its current and historical solicitation materials — we believe shareholders should reject these proposals. Accordingly, we recommend shareholders vote AGAINST this proposal.”

Key excerpts from the Egan-Jones report:

“We believe that support for voting the management ballot is merited and that voting the management ballot (WHITE PROXY CARD) AGAINST the two proposals made by the dissidents is in the best interests of the Company and its shareholders.”

“In light of current market conditions and the Company’s sustained strong performance, we believe that the approval of the dissidents’ proposal is unnecessary and not in the best interests of Cracker Barrel Old Country Store, Inc.”

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.

Cracker Barrel Old Country Store, Inc. (Nasdaq:CBRL) was established in 1969 in Lebanon, Tenn. and operates 626 company-owned locations in 42 states. For more information, visit crackerbarrel.com.

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Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the special meeting of Cracker Barrel’s shareholders to be held on April 23, 2014. On March 21, 2014, Cracker Barrel filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

1 Permission to use quotes from the ISS report, the Glass Lewis report and the Egan-Jones report was neither sought nor obtained.

Cracker Barrel Old Country Store, Inc.

Investors:

Lawrence E. Hyatt, 615-235-4432

or

Media:

Andy Merrill, 212-886-9304